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                                   Exhibit 99


PRESS RELEASE            FOR IMMEDIATE RELEASE
                         ---------------------
                         Contact:  The Bank of Kentucky Financial Corporation
                              Robert W. Zapp, President and  CEO
                                    Telephone:  (606) 282-2805
                         Contact:  Fort Thomas Financial Corporation'
                              Larry N. Hatfield, President and CEO
                                    Telephone:  (606) 441-3302

                FORT THOMAS FINANCIAL CORPORATION TO BE ACQUIRED
                  BY THE BANK OF KENTUCKY FINANCIAL CORPORATION

FLORENCE AND FORT THOMAS, KENTUCKY, December 21, 1999 - The Bank of Kentucky Financial Corporation (Bulletin Board: BKYF - "The Bank of Kentucky") announced today that it has reached a definitive agreement to acquire Fort Thomas Financial Corporation (Nasdaq: FTSB - "Fort Thomas"), the parent company of Fort Thomas Savings Bank, F.S.B., in a tax-free, stock-for-stock exchange valued today at approximately $27.5 million.

Fort Thomas shareholders will receive $.5645 shares of Bank of Kentucky common stock for each share of Fort Thomas common stock. For illustrative purposes, based upon the past month's average closing price of $32.00, the value to Fort Thomas shareholders would be $18.06 per share. With a fixed exchange ratio, this value is subject to change with Bank of Kentucky's market value. The acquisition is anticipated to be accounted for as a pooling of interests transaction and is expected to contribute positively to The Bank of Kentucky's earnings per share immediately.

Fort Thomas serves Campbell County, Kentucky through two full-service offices located in Fort Thomas and Alexandria, Kentucky. As of September 30, 1999, Fort Thomas had total assets of $100 million deposits of $71 million and stockholders' equity of $13.7 million.

The Bank of Kentucky, a state-chartered commercial bank headquartered in Florence, Kentucky, serves Boone, Kenton, and Grant Counties in Kentucky with 11 full service offices and 19 ATM's. At and for the nine months ended September 30, 1999, the organization had $303 million in assets and generated an annualized return on equity and return on assets of 17.0% and 1.53%, respectively.

Robert W. Zapp, the President and Chief Executive Officer of The Bank of Kentucky stated, "We are extremely pleased to have reached agreement to acquire Fort Thomas Savings Bank, an organization formed in 1910 and faithfully serving the Fort Thomas and surrounding communities. We have had a goal of significantly expanding our activities into the adjacent Campbell County market and the merger with Fort Thomas will be a terrific step in that direction."

Larry N. Hatfield, the President and Chief Executive Officer of Fort Thomas, noted that, "We are very pleased to be taking this step toward realizing enhanced shareholder value. The Bank of Kentucky has been recognized as one of the premier community banks in the state and country. As part of a community bank sharing many of the customer-driven ideals as ourselves, the employees of Fort Thomas will continue providing the same quality service our customers have grown accustomed to receiving. Further, we look forward to increasing the types of services available to both individuals and businesses in our community with the broader selection of products and services offered by The Bank of Kentucky."

The transaction value is equivalent to approximately 2.01 times the fully diluted tangible book value of Fort Thomas at September 30, 1999, and approximately 27 times the latest twelve months earnings. The closing of the transaction is contingent upon, among other things, appropriate regulatory approvals, as well as approval by Fort Thomas shareholders.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Companies intend such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. The Companies' ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.